SHARE PURCHASE AGREEMENT

                                   BANKNET Kft
                                       and
                                DYNAMIC I-T, INC.


        This Agreement ("Agreement"), dated as of January 28, 2000, among BANKNET Kft ("BKN"), an Hungarian Corporation, DYNAMIC I-T, INC. ("DYN"), a Colorado Corporation, and the shareholder of BANKNET Kft., which is SATNET, LTD. ("BKN Shareholder"), who will join this agreement by execution.

                                    WITNESSETH:

A. WHEREAS, BNK and DYN are corporations duly organized under the laws of the Nation of Hungary and the State of Colorado, respectively.

B. The BKN Shareholder intends to purchase 30,400,000 shares of common stock of DYN for $3,900,000.

C. The BKN Shareholder is the owner of all of the issued and outstanding common stock of BKN.

D. WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to the provisions of the Colorado Statutes.

        NOW, THEREFORE, it is agreed among the parties as follows:

                                    ARTICLE 1
                                The Consideration

           1.1 (a) Subject to the conditions set forth herein the transactions contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date") which shall be on or before February 28th, 2000.

                 (b) The BKN Shareholder hereby agrees to pay $3,900,000 for 30,400,000 shares of stock of DYN which shall be paid by the transfer to DYN of 100% of the shares in BKN representing a transfer of net assets having an audited value of $3,100,000 as of 30th of June 1999, a payment of $200,000 shall be paid as set forth in Article "6.2" hereof and the balance, $600,000, shall be paid over the course of the nine months commencing upon the Closing Date.

               On the Closing Date, all of the documents to be furnished to DYN and BKN, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to M.A. Littman, to be held in escrow until completion of all requirements of the Agreement or the date of termination of this Agreement, whichever first occurs, and thereafter shall be promptly distributed to the parties as their interests may appear.

1.2 At the Closing Date, BKN shall become a wholly owned subsidiary of DYN.

                                   ARTICLE II
                               Delivery of Shares

2.1 All shares of outstanding capital stock of BKN shall be delivered by the BKN Shareholder to DYN at closing. DYN shall deliver 30,400,000 shares to the BKN Shareholder at Closing.

2.2 BKN represents that no outstanding options or warrants for its unissued shares exist. DYN represents that 1,800,000 shares represents the total outstanding shares.

                                   ARTICLE III
                           Representations, Warranties
          and Covenants of Banknet Kft and The BKN Shareholder Limited

     No representations or warranties are made by any director, officer, employee or shareholder of BKN as individuals, except as and to the extent stated in this Agreement or in a separate written statement (the "BKN Disclosure Statement"), if any. BKN hereby represents,, warrants and covenants to DYN, as follows:

3.1 BKN is a corporation duly organized, validly existing and in good standing under the laws of the Hungary, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of BKN are complete and accurate, and the minute books of BKN contain a record which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of BKN.

3.2 The aggregate number of shares of capital stock of BKN is one (1) share of common stock with a par value of 376,960,000 HUF.

3.3 BKN and The BKN Shareholder Limited have complete and unrestricted power to enter into and, upon the appropriate approvals are required by law, to consummate the transactions contemplated by this Agreement.

3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by BKN and the BKN Shareholder Limited will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of BKN or the BKN Shareholder Limited.

3.5 The execution, delivery and performance of this Agreement has been duly authorized and approved by the BKN and the BKN Shareholder Limited Board of Directors.

3.6 BKN will deliver to DYN before the Closing, current consolidated audited financial statements of BKN, prepared by Ernst & Young as at 31-12-98 and as at 30 June 1999 made up to I.A.S. standards. All such statements, herein sometimes called "BKN Financial Statements", are complete and correct in all material respects and, together with the notes to those financial statements, present fairly the financial position and results of operations of BKN for the periods included.

3.7 Since the dates of the BKN Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of BKN.

3.8 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the officers of BKN, threatened against BKN or affecting any of its assets or properties, and BKN is not in any material breach or violation of or default by BKN under any contract or instrument to which BKN is a party, and no material breach or violation of or default by BKN under any contract or other instrument to which BKN is a party or by which it or any of its properties may be bound or affected, or under its respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to BKN.

3.9 All liability of BKN has been properly provided for and is adequate to comply with all regulatory requirements regarding same.

3.10 The representations and warranties of BKN shall be true and correct as of the date hereof and as of the Closing Date.

3.11 No representation or warranty by BKN or the BKN Shareholder Limited in this Agreement, the BKN Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

3.12 a. Liens. Except as disclosed in the BKN financials, no one other than the BankNet Shareholder has any right, title, interest, lien, claim, security interest, restriction or encumbrance in, on or to BKN's assets.

b. No Undisclosed Liabilities. BKN does not have any material liabilities or obligations, including, without limitation, contingent liabilities for the performance of any obligation except for liabilities or obligations which are
(i) disclosed or fully provided for in BKN's Financial Statements, (ii) set forth in this Agreement including any Exhibit or Schedule to this Agreement and
(iii) liabilities not in excess of USD $10,000 in the aggregate.

                                   ARTICLE IV
                  Representations, Warranties and Covenants of
                                Dynamic I-T, Inc.

        No representations or warranties are made by any director, officer, employee or shareholder of DYN as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

        DYN hereby represents, warrants and covenants to BKN, except as stated in the DYN Disclosure Statement, as follows:

        4.1 DYN is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of DYN, copies of which have been delivered to BKN, are complete and accurate, and the minute books of DYN contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of DYN.

        4.2 The aggregate number of shares which DYN is authorized to issue is 100,000,000 shares of common stock with a par value of $.0001 per share, of which 1,800,000 shares of such common stock will be issued and outstanding, fully paid and non-assessable, at closing under this agreement. DYN has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock. No preferred stock of DYN is outstanding.

        4.3 DYN has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

        4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by DYN will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of DYN.

        4.5 The execution of this Agreement has been duly authorized and approved by the DYN's Board of Directors.

        4.6 DYN has delivered to BKN financial statements of DYN dated March 31, 1998. All such statements, herein sometimes called "DYN Financial Statements" are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of DYN of the periods indicated. All statements of DYN will have been prepared in accordance with generally accepted accounting principles.

        4.7 Since the dates of the DYN Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of DYN. DYN does not have any material liabilities or obligations, secured or unsecured except as shown on updated financials (whether accrued, absolute, contingent or otherwise).

        4.8 There are no pending legal proceedings involving DYN, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of DYN, threatened against DYN or affecting any of its assets or properties, and DYN is not in any material breach or violation of or default under any contract or instrument to which DYN is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by DYN under any contract or other instrument to which DYN is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to DYN.

        4.9 a. DYN does not have any material liabilities or obligations, including, without limitation, contingent liabilities for the performance of any obligation, except for (i) liabilities or obligations which are disclosed or fully provided for in DYN's Financial Statements, (ii) liabilities or obligations disclosed in this Agreement or in any Exhibit or Schedule to this Agreement, and (iii) liabilities not in excess of $10,000 in the aggregate. DYN agrees to request that the relevant State and Federal environmental authorities confirm that no action has been taken or contemplated against DYN.

              b DYN has not received notice of any violation of or investigation relating to any environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by DYN that hs not been fully and finally resolved; (ii) all permits, licenses and other authorizations which are required under United States, federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by DYN, including Enviornmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants"), have been obtained and are effective, and, with respect to assets previously owned or operated by DYN or any third-party properties to which any Pollutants generated by DYN were sent or released that could give rise on the part of DYN to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the occurrence of costs to avoid any such liability or claim; and (iv) to the knowledge of DYN, all operators of DYN's assets are in compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated, or approved thereunder, relating to DYN's assets.


        4.10  DYN is not a  party  to any  contract  performable  in the future.

        4.11 The representations and warranties of DYN shall be true and correct as of the date hereof and as of the Closing Date.

        4.12 DYN has made available at its office, to BKN, all of its corporate books and records for review. DYN will also deliver to BKN on or before the Closing Date any reports relating to the financial and business condition of DYN which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

        4.13 DYN has no employee benefit plan in effect at this time.

        4.14 No representation or warranty by DYN in this Agreement, the DYN Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

        4.15 DYN agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of BKN and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the transactions contemplated hereby in accordance with their terms, and DYN expressly assumes such indemnification obligations of BKN.

                                    ARTICLE V
               Obligations of the Parties Pending the Closing Date

        5.1 At all times prior to the Closing Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

        5.2 DYN and BKN shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

        5.3 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

                                   ARTICLE VI
                              Procedure for Closing

        6.1 At the Closing Date, delivery shall be effected with common stock certificates of BKN being delivered to DYN for 100% of the BKN capital stock and delivery of the 30,400,000 common shares of DYN paid for and subscribed.

        6.2 At Closing, $200,000 shall be disbursed to the Creditors listed in Exhibit A hereto in settlement of the debts as indicated.


                                   ARTICLE VII
                           Conditions Precedent to the
                          Consummation of the Exchange

        The following are conditions precedent to the consummation of the Agreement on or before the Closing Date:

        7.1 Each Party shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date and each Party shall provide the other at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

        7.2 This Agreement and the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at a meeting of the Board of Directors of each Party hereto duly and properly called for such purpose in accordance with the applicable laws.

        7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

        7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for BKN and DYN.

        7.5 The representations and warranties made by BKN and DYN in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties may be untrue on and as of the Closing Date because of (1) changes caused by transactions suggested or approved in writing by all Parties or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of DYN or BKN during or arising after the date of this Agreement) if approved by the parties to this Agreement.

        7.6 BKN and The BKN Shareholder Limited shall have furnished DYN with a certified copy of a resolution or resolutions duly adopted by the shareholders and Board of Directors of The BKN Shareholder Limited approving this Agreement and the transactions contemplated by it;

        7.7 DYN shall furnish The BKN Shareholder Limited with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of DYN, approving this Agreement and the transactions contemplated by it.

        7.8 At closing, the Shareholder of BKN will produce the Audited Accounts of BKN as at 30 June, 1999, audited by Ernst & Young showing a net asset value of (U.S.) $3,114,054.

                                  ARTICLE VIII
                          Termination and Abandonment

        8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of BKN) prior to the Closing Date:

        (a)    By mutual consent of the Parties;

        (b) By either Party, if any condition set forth in Article VII relating to the other party has not been met or has not been waived;

        (c) By either Party, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

        (d) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party;

        (e) By any party if the Agreement Closing Date is not within 30 days from the date hereof; or

        8.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors provided; however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

                                   ARTICLE IX
                        Termination of Representation and
                        Warranties and Certain Agreements

        9.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished by consummation of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                    ARTICLE X
                                  Miscellaneous

        10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

        10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Counterparts shall include the execution of the Agreement by The BKN Shareholder, Ltd.

        10.3 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of his Agreement.

        10.4 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of the requisite shareholders of BKN.

        10.5  Any  notices,   requests,  or  other  communications  required  or
permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Banknet Kft:

15 St. Helens Place
London EC3A 6DE
England

To Satnet  Limited:


C/o Complex Holdings, Ltd.
15 St. Helens Place
London EC3A 6DE
England


To Dynamic I-T, Inc.

C/o Michael A. Littman
10200 West 44th Avenue
Wheatridge, Colo. 80033

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

        10.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of the Parties, except for 8K's required by SEC Regulations. However, DYN may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

IN WITNESS WHEREOF, the parties have set their hands and seals this 28th day of January, 2000.
                                   Banknet Kft


                                            By: _______________________________


                                            Its:_______________________________



                                    Dynamic I-T, Inc.


                                            By:________________________________


                                            Its:_______________________________



                                    Satnet Limited


                                            By:________________________________

                                            Its:_______________________________

                                          EXHIBIT A


PAYMENTS DUE AT CLOSING

FIRST TRUST CORP                    $50,000

MICHAEL LITTMAN                     $25,000

PAUL WARSHAW                        $25,000

FRED DAVIS                          $25,000*

V. VENKATESH                        $25,000*

COKE REEVES                         $25,000

SPENCER YOUNG                       $25,000

TOTAL                               $200,000

*  Assigned $50,000 balance due 31st March 2000